Exhibit 10.10
Summary of Interim Housing Arrangements with John J. Zillmer
On August 1, 2005, the Management Development/Compensation Committee of the Board of Directors of Allied Waste Industries, Inc. (“Company”) approved certain arrangements with its Chief Executive Officer, John J. Zillmer, to accommodate Mr. Zillmer’s relocation to the Scottsdale, Arizona area. For an interim period of up to 90 days, effective July 1, 2005, the Company has agreed to make available a furnished residence in Scottsdale for Mr. Zillmer’s personal use. The total fair market value of this residence for the 90-day period, including utilities and maintenance, which is estimated to be approximately $16,000.00, will be reported as additional taxable compensation to Mr. Zillmer.